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                                                                    Exhibit 99.1


                            [LETTER TO STOCKHOLDERS]



DEAR SHAREHOLDERS:

         The preceding pages have given you a sense of just how busy and productive we've been during the past year at Casella Waste Systems.

         We talk specifically about "cleaning up" on the cover of this report. Aside from the obvious nod to our industry, this phrase fittingly describes how we're preparing for the future. We have strengthened our balance sheet, compiled a formidable safety record, and completed a series of strategic divestitures that will help us focus more intently on our core business. In short, Casella Waste Systems is back on track, ready to tackle the opportunities that the future presents.

         Allow me to begin by quickly reviewing our fiscal 2002 numbers. We met or exceeded all the financial targets we established at the beginning of the period, with adjusted EBITDA reaching $92 million. Revenues rose to $421 million, while the company also generated $33 million of free cash flow. The bound-in Form 10-K provides complete financial results, and I encourage you to take the time to review them fully.

WE'RE SHARPENING OUR FOCUS

         The operations retained from our 1999 acquisition of KTI, Inc., played a major role in the past year's strong performance. At the same time, we recognized that many of KTI's assets simply did not fit in with our core operating strategy and our primary emphasis on serving the northeastern U.S. market. After launching an aggressive strategic divestiture program, we sold 11 operations in such areas as tire recycling, non-core energy, plastics, and waste remediation.

         We moved quickly but prudently, ensuring that we would get a fair price for each of these assets. We expected to realize $90 million in proceeds from these divestitures. The final tally hit $108 million, significantly topping initial estimates. These divestitures have removed distractions and reduced our exposure to the more volatile portions of our industry. We are, once again, a traditional solid waste services company, anchored by businesses and markets poised to deliver predictable, stable performance.

WE'RE STRENGTHENING OUR FUNDAMENTALS

         Moreover, both the proceeds from these divestitures and the cash flow we've generated have allowed us to pay down $147 million of debt since the beginning of our divestiture efforts. We are considering a bond offering that would allow us to replace a portion of our current credit facility and provide us with greater flexibility in our capital structure. By doing so, Casella


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Waste Systems will be well-positioned to pursue a responsible new growth strategy when we decide that the time and opportunities are right.

         In the coming year, we expect that our acquisition program will focus on (1) tuck-in acquisitions that offer minimal risk, are located within or adjacent to our current coverage area, and are strategically aligned with our core business; and (2) adding disposal capacity in our core markets.

         While evaluating growth opportunities, we continue to concentrate on the "blocking and tackling" that will extract additional value from our core franchise. We're already reaping valuable dividends from these efforts. For example, we've reduced receivables of 90 days or greater by $9 million over the last five quarters. We continue to invest in ways of further integrating information technology into the core business. This will provide our management team with accurate, timely information to aid in the operational decision process.

WE'RE SETTING NEW STANDARDS FOR EXCELLENCE

         I'm also particularly proud of the strides we're making in the area of safety, having reduced the number of work-related incidents by 34 percent over the past year. We accomplished this by investing in, among other things, increased staffing for our safety teams, improved training, and development of a computerized tracking database.

         I cannot overstate the benefits we reap from a safer work environment, starting with the security it offers our employees and their families. Financially, our safety improvements have reduced accident-related costs by 39 percent, helping to offset the past year's rise in insurance premiums. Moreover, a safer workplace saves Casella Waste Systems money over the long-term by making us a more attractive employer and, thus, reducing our rate of turnover.

         On the customer service front, we're doing a better job of tracking and anticipating issues, and we've launched a comprehensive training and development effort throughout the organization that will enhance performance at all levels of the company.

         Looking at our financial expectations for fiscal 2003, overall revenues should come in between $415 million and $435 million, with EBITDA in the range of $87 million to $91 million. We expect to generate free cash flow of $19 million to $24 million, with capital expenditures between $38 million and $40 million.

         At first blush, our fiscal 2003 forecast would appear to be flat year over year. However, we must analyze this figure taking into account a number of factors. They include divested EBITDA of $2 million, a lost commodity hedge contribution of $2 million as a result of the Enron bankruptcy, and insurance premium increases exceeding $6 million, reflecting the significant rise in costs following the September 11 attacks. Under the circumstances, flat EBITDA in fiscal 2003 is a testament to the strength of our core franchise.

         I should point out that our forecast for 2003 assumes that recycling commodity prices and volume remain flat. An improvement in either of these areas could provide an additional boost to our results. Given the difficult environment many industries are facing, you may be


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wondering just how the economic cycle impacts Casella Waste Systems. Municipal and residential waste generally remain at constant levels regardless of the economy. However, the commercial generation of waste can be impacted by a downturn. For this reason, I would characterize our business as "recession-resistant" rather than "recession-proof."

WE'RE INVESTING IN OUR FUTURE

         I hope that this letter has conveyed the genuine sense of pride we feel over the past year's accomplishments. I want to thank the more than 2,600 Casella Waste employees who helped us meet our targets-financial and otherwise-for their hard work. By tightening our focus, strengthening our fundamentals, and raising our standards in areas such as safety and customer service, we've developed a solid platform for growth.

         Thank you for investing in Casella Waste Systems.

Sincerely,

/s/ John W. Casella

John W. Casella
Chairman and Chief Executive Officer

August 30, 2002